Amendment #1
to the

AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE May 1, 2008
Between
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE COMPANY)
And
SCOR GLOBAL LIFE RE INSURANCE COMPANY OF TEXAS
(THE REINSURER)

THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of January 1, 2010.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	Amendment of Schedule A, Section 1. SCHEDULE A, Section 1, POLICIES REINSURED, shall be replaced by the following:

This Agreement covers the following plans for policies issued in New York:

•	PruLife Custom Premier II (May 2008 revision) (“VUL II”) – (Form Number VUL-2008 and any state variation for NY)
•	Term Essential 2002 Policy: L4100873 (coverage begins 1/1/2010) (if there is a contractual conversion on this policy, coverage will remain inforce)

Excluded from reinsurance under this Agreement are the Accidental Death Benefits and Enhanced Disability Benefit included in the above-reinsured policies.  Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder.  Included under this Agreement is the Living Needs Benefit rider.

3.	SCHEDULE B, Section 1, STANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

The standard annual reinsurance premiums per $1,000 of net amount at risk for all cessions of automatic and facultative reinsurance will be the product of the factors below and the rates in the reference table attached to this Schedule B.  The reference table is the sex and smoker distinct, 2001 Valuation Basic Table (June 14, 2001 version).

VUL II:

Underwriting Class	Male			Female
	Ages 0 - 39	Ages 40 - 69	Ages 70 +	Ages 0 - 39	Ages 40 - 69	Ages 70 +
Face Amounts $500,000 – $999,999
Class 1	47.5%	41.5%	40.8%	47.5%	40.5%	51.0%
Class 2	52.2%	46.2%	46.2%	54.5%	45.5%	57.5%
Class 3	73.5%	65.0%	66.3%	75.0%	65.8%	83.6%
Class 4	85.5%	77.3%	79.0%	87.5%	78.3%	100.0%
Class 5	69.5%	69.3%	64.0%	69.5%	63.3%	90.3%
Class 6	91.5%	91.5%	86.5%	91.5%	82.8%	123.0%
Face Amounts $1,000,000 and Greater
Class 1	45.5%	40.8%	40.5%	47.3%	40.5%	50.5%
Class 2	50.5%	45.8%	46.0%	54.2%	45.5%	56.2%
Class 3	71.3%	65.0%	64.6%	73.2%	63.3%	82.6%
Class 4	84.5%	77.8%	78.3%	88.0%	74.5%	98.8%
Class 5	68.8%	67.5%	63.3%	68.0%	62.0%	91.0%
Class 6	90.0%	89.3%	84.5%	88.0%	81.0%	123.0%

Term Essential 2003 Policy L4100873:

The standard annual reinsurance premiums per $1,000 of net amount at risk for the Term Essential 2002 policy L4100873 and any subsequent conversions, if applicable, will be the product of the YRT factors below and the rates in the reference table attached to this Schedule B.  The reference table is the sex and smoker distinct, 2001 Valuation Basic Table (June 14, 2001 version).

Policy Number	YRT Factor during the Level Premium Period	YRT Factor during the Annual Increasing Period
L4100873	.895	1.56625

4.
Effect of Amendment.  This Amendment # 1 shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein.  The Agreement, as amended by this Amendment # 1, is and shall continue to be in full force and effect in accordance with its terms.

5.	Counterparts. This Amendment # 1 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, on the dates indicated below.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	SCOR GLOBAL LIFE RE INSURANCE COMPANY OF TEXAS

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________